EXHIBIT 10.3

EIGHTH AMENDMENT

TO THE

ZIONS BANCORPORATION PAYSHELTER 401(K) AND

EMPLOYEE STOCK OWNERSHIP PLAN

(Adding Roth 401(k) contributions)

This Eighth Amendment to the Zions Bancorporation Payshelter 401 (k) and Employee Stock Ownership Plan (the “Plan”) is made and entered into this 14th day of May, 2007, by the Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore established the Plan, which has been amended and restated in its entirety effective for the plan year commencing on January 1, 2003, and for all plan years thereafter; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part; and

WHEREAS, the Committee, for and on behalf of the Employer and consistent with the power and authority granted to it, now desires to further amend the Plan for the purpose of granting to participating employees the right to designate their elective deferrals to the Plan as Roth contributions, consistent with the requirements of Internal Revenue Code §402A;

NOW THEREFORE, in consideration of the foregoing premises the Committee, for and on behalf of the Employer, adopts the following amendments to the Plan (amended language is marked in bold italics):

1.	Section 2.01(b) is amended to read as follows:

(b)	“Participant Rollover Account” shall mean the sub-Account which is attributable to contributions received pursuant to Section 5.05. Any amount in the Participant Rollover Account which is attributable to a rollover from another plan of Roth elective deferrals pursuant to Section 5.04A(e) shall be accounted for separately.

2.	Section 2.01 is amended by adding a new sub-section (1) to read as follows:

(1)	“Roth Elective Deferral Account” shall mean the Account that is attributable to contributions to the Plan made pursuant to an election by the Participant under Section 5.04A.

3.	Section 2.16 is amended to read as follows:

2.16 “Elective Deferral” shall mean a contribution to the Plan under a cash or deferred arrangement as defined in Code §401(k) to the extent not includable in gross income, which is made pursuant to an election and authorization by a Participant through a Salary Deferral Agreement consistent with the provisions of Section 5.01. Effective June 1, 2007, an Elective Deferral may also be referred to in this Plan as a “pre-tax Elective Deferral,” in order to distinguish it from a Roth Elective Deferral which is permitted under Section 5.04A. Unless specifically referred to as a Roth Elective Deferral, any reference to an Elective Deferral under this Plan shall mean Elective Deferral as defined in the first sentence of this Section.

4.	Article V is amended by adding a new Section 5.04A to read as follows:

5.04A Roth Elective Deferrals: Effective June 1, 2007, and for each Plan Year thereafter, the Plan will accept Roth Elective Deferrals made on behalf of Participants. A Participant’s Roth Elective Deferrals will be allocated to a separate account maintained for such deferrals as described in this Section 5.04A. Unless specifically stated otherwise, Roth Elective Deferrals will be treated as Elective Deferrals for all purposes under the Plan, including the determination and allocation of Employer Matching Contributions. Notwithstanding any other provision of the Plan to the contrary, all issues involving contribution and allocation of Roth Elective Deferrals and earnings thereon and distribution of Roth Elective Deferrals shall be determined according to the provisions of this Section 5.04A, unless specifically provided otherwise in this Section.

(a)	Contributions and withdrawals of Roth Elective Deferrals will be credited and debited solely to the Roth Elective Deferral Account maintained for each Participant. The Plan will maintain a record of the amount of Roth Elective Deferrals in each Participant’s Account. The Plan shall employ the same procedures set forth in Section 5.01 in determining when and how a Participant may elect to make or change an election of Roth Elective Deferrals, and may provide for designation by the Employee of pre-tax and Roth Elective Deferrals in the

same Salary Deferral Agreement. For purposes of implementing this provision the term “Elective Deferrals” in Section 5.01 shall be interpreted to mean both pre-tax and Roth Elective Deferrals, as appropriate.

(b)	Gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth Elective Deferral Account and to the Participant’s other Accounts under the Plan. For this purpose the Plan may apply the Account adjustment provisions of Section 6.03 to the Roth Elective Deferral Account.

(c)	No contributions other than Roth Elective Deferrals and properly attributable earnings shall be credited to each Participant’s Roth Elective Deferral Account.

(d)	Notwithstanding Section 11.04, a direct rollover of a distribution from the Roth Elective Deferral Account will only be made to another Roth elective deferral account under an applicable retirement plan described in Code §402A(e)(1) or to a Roth IRA described in Code §408A, and only to the extent the rollover is permitted under the rules of Code §402(c).

(e)	Notwithstanding Section 5.05, the Plan will accept a rollover contribution to the Roth Elective Deferral Account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Code §402A(e)(1) and only to the extent the rollover is permitted under the rules of Code §402(c).

(f)	The Plan will not provide for a direct rollover for distributions from a Participant’s Roth Elective Deferral Account if the amount of the distributions that are eligible rollover distributions are reasonably expected to total less than $200 during a year. In addition, any distribution from a Participant’s Roth Elective Deferral Account shall not be taken into account in determining whether distributions from a Participant’s other Accounts are reasonably expected to total less than $200 during a year. However, eligible rollover distributions from a Participant’s Roth Elective Deferral Account shall be taken into account in determining whether the total amount of the Participant’s Account balances under the Plan exceeds $1,000 for purposes of mandatory distributions from the Plan, Any provision of the Plan that allows a Participant to elect a direct rollover of only a portion of an eligible rollover distribution but only if the amount rolled over is at least $500 shall be applied by treating any amount distributed from the Participant’s Roth Elective Deferral Account as a separate distribution from any amount distributed from the Participant’s other Accounts in the Plan, even if the amounts are distributed at the same time.

(g)	In the case of any distribution of excess contributions under Section 5.12, a Highly Compensated Employee shall be permitted to designate the extent to which the excess amount is composed of pre-tax Elective Deferrals and Roth Elective Deferrals but only to the extent such types of deferrals were made for the year. If the Highly Compensated Employee does not designate which type of Elective Deferrals are to be distributed, the Plan will distribute pre-tax Elective Deferrals first.

(h)	In the case of any distribution to a Participant under Articles IX or XI which is other than a lump sum distribution, the Participant shall be permitted to designate the extent to which the distribution is composed of Roth Elective Deferrals and other contributions, but only to the extent the Participant’s Account includes Roth Elective Deferrals. If the Participant does not designate the composition of Roth Elective Deferrals in a distribution, the Plan will distribute Roth Elective Deferrals until the Participant’s Roth Elective Deferral Account is exhausted prior to distributing any other contributions.

(i)	For purposes of this Section 5.04A, a Roth Elective Deferral is an Elective Deferral that is:

(1)	Designated irrevocably by the Participant at the time of the cash or deferred election as a Roth Elective Deferral that is being made in lieu of all or a portion of any pre-tax Elective Deferrals the Participant is otherwise eligible to make under the Plan; and

(2)	Treated by the Employer as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election.

5.	The penultimate paragraph of Section 5.06 is amended to read as follows:

The Employer Matching Contribution amount shall be determined solely by reference to the ratio percentage of the Participant’s Elective Deferral (and effective June 1, 2007, the aggregate of the Participant’s pre-tax Elective Deferrals and

Roth Elective Deferrals) compared to the aggregate of the forms of the Participant’s Compensation which are subject to the Salary Deferral Agreement as specified in Section 5.01. If the Employer makes a Matching Contribution to the Plan at any time during the Plan Year (such as on a calendar quarter basis), any limit on the amount of Employer Matching Contribution shall not be determined by reference to Annual Compensation for the Plan Year, but by reference to Compensation paid only during the period to which the Matching Contribution relates. Notwithstanding the previous sentence, no contribution in excess of the maximum amount which would constitute an allowable deduction for federal income tax purposes under the applicable provisions of the Code, as now in force or hereafter amended, shall be required to be made by the Employer under this Section. Effective January 1, 2006, and for all Plan Years thereafter the Employer Matching Contribution amount shall be based on the total Elective Deferrals (and effective June 1, 2007, the aggregate of the Participant’s pre-tax Elective Deferrals and Roth Elective Deferrals) and the total Compensation of the Participant for the Plan Year without regard to when during the Plan Year the Participant’s pre-tax Elective Deferrals and Roth Elective Deferrals have been made. Notwithstanding the previous sentence, no contribution in excess of the maximum amount which would constitute an allowable deduction for Federal income tax purposes under the applicable provisions of the Code, as now in force or hereafter amended, shall be required to be made by the Employer under this Section.

6.	Section 6.02(b) is amended to read as follows:

(b)	Matching Contributions made pursuant to Section 5.06, if any, shall be allocated on each Annual Valuation Date (or if the Employer makes Matching Contributions on a calendar quarter or other periodic basis, on the last day of each calendar quarter or other period) to each Participant’s Account who satisfies the requirements of Section 6.04(a), in an amount equal to the Employer Matching Contribution percentage determined by the Employer for the Plan Year, but in no event less than the percentage required under Section 5.06. If the Employer makes a Matching Contribution to the Plan at any time during the Plan Year, any limit on the percentage amount shall not be determined by reference to Annual Compensation for the Plan Year, but by reference to Compensation paid only during the period to which the Matching Contribution relates. Effective January 1, 2006, and for all Plan Years thereafter the Employer Matching Contribution shall be allocated according to the total Elective Deferrals (and effective June 1, 2007, the aggregate of the Participant’s pre-tax Elective Deferrals and Roth Elective Deferrals) and the total Compensation of the Participant for the Plan Year without regard to when during the Plan Year the Participant’s Elective Deferral or the Employer’s Matching Contribution is made.

7.	Sub-sections 8.01 (b) and (d) are amended to read as follows:

(b)

A Participant who has attained Age 59 1/2 may withdraw all or any portion of his Account, except any amount attributable to the Roth Elective Deferral Account or any amount in the Rollover Account which is attributable to Roth elective deferrals to another plan. A Participant who has attained Age 59 1/2 and has surpassed the five (5) Plan Year period which includes the first Plan Year in which the Participant made Roth Elective Deferrals to the Plan (the “59 1/2 and 5 Year Rule”) may withdraw all or any portion of his Account attributable to the Roth Elective Deferral Account. A Participant may withdraw any amount in the Rollover Account which is attributable to Roth elective deferrals to another plan if the Participant has satisfied the 59 1/2 and 5 Year Rule with respect to the other plan.

(d)

A Participant may elect to withdraw an amount credited to his Elective Deferral Account without regard to the Participant’s Age (except any amount attributable to the Roth Elective Deferral Account or any amount in the Rollover Account which is attributable to Roth elective deferrals to another plan) but only if he obtains prior approval from the Plan Administrator, which approval shall be granted only upon a determination of Financial Hardship. However, notwithstanding the foregoing, if: (i) a Participant obtains prior approval from the Plan Administrator, granted only upon a determination of Financial Hardship and (ii) such Participant has satisfied the 59 1/2 Year Rule with respect to this Plan; then such Participant may withdraw an amount from his Roth Elective Deferral Account; or (regardless of whether such Participant has satisfied the 59 1/2Year Rule with respect to this Plan) from a Rollover Account which is attributable to Roth elective deferrals to another plan if the Participant has satisfied the 59 1/2 Year Rule with respect to the other plan. Any distribution pursuant to this subsection (d) shall be limited to an amount (aggregating all sources for the Financial Hardship distribution) not to exceed the amount determined by the Plan Administrator to satisfy the Financial Hardship distribution rules under Section 8.02 and 8.03. Such Participant who is eligible for the Financial Hardship distribution, may direct the amount which comes from each source which is eligible for distribution in accordance with this Section. In the case of a withdrawal due to Financial Hardship, the amount of the withdrawal shall be limited to the total amount in the Participant’s Elective Deferral Account, including income allocable thereto as of December 31, 1988. A Participant shall be entitled to a withdrawal from his Participant Elective Deferral Account under this Plan only after receiving as a hardship withdrawal all amounts available first, from his Rollover Account and second, from his Voluntary Contribution Account. Upon granting approval, the Plan Administrator shall direct the Trustee to distribute the indicated portion of the Participant’s Elective Deferral Account to the Participant.

8.	The first paragraph of Section 8.06 is amended to read as follows:

8.06 Withdrawal of Rollover Contributions: If a Participant has a Rollover Contribution Account in the Plan, and if the Participant’s Accrued Benefit is not more than five thousand dollars ($5,000), without regard to whether the amount in the Participant’s Account has ever exceeded that amount at the time of any prior distribution, the withdrawal shall be permitted without regard to any Participant consent requirement or the requirements of Section 9.06 (except with respect to any amount in the Rollover Account which is attributable to Roth elective deferrals to another plan). A Participant may withdraw any amount in the Rollover Account which is attributable to Roth elective deferrals to another plan if the Participant has attained Age 59 1/2 and has surpassed the five (5) Plan Year period which includes the first Plan Year in which the Participant made Roth Elective Deferrals to the other plan. Withdrawals from the Rollover Contribution Account on account of hardship shall have no effect upon any benefits provided under any other provisions of this Plan. All hardship distributions from the Rollover Contribution Account shall be administered in a uniform and non-discriminatory manner.

9.	This Eighth Amendment shall be effective June 1, 2007, and for all Plan Years commencing on and after that date.

10.	In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Zions Bancorporation Benefits Committee has caused this Eighth Amendment to the Plan to be duly executed as of the date and year first above written.

ZIONS BANCORPORATION BENEFITS COMMITTEE

By:	/S/ DIANA M. ANDERSEN
Its:	SVP, Director of Corporate Benefits

8